IMPAC FUNDING CORPORATION
                                 MASTER SERVICER
                                IMH ASSETS CORP.
                                     COMPANY
                         IMPAC CMB TRUST SERIES 2003-11
                COLLATERALIZED ASSET-BACKED BONDS, SERIES 2003-11

          ____________________________________________________________

                        Supplement dated January 6, 2004
                                       to
                  Prospectus Supplement dated November 4, 2003
                                       to
                        Prospectus dated November 4, 2003

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the prospectus supplement dated November 4, 2003.

         The definition of "Bond Margin" under "Glossary" on pages S-107 and S-108 shall be amended with respect to the Class 1-A-2 Bonds and Class 2-A-1 Bonds by deleting the sentences in the definition related to such Bonds in their entirety and replacing them with the following:

         "With respect to the Class 2-A-1 Bonds, on any payment date prior to the Step-Up Date, 0.420% per annum, and on any payment date on and after the Step-Up Date, 0.840% per annum. With respect to the Class 1-A-2 Bonds, on any payment date prior to the Step-Up Date, 0.500% per annum, and on any payment date on and after the Step-Up Date, 1.000% per annum."

         The definition of "Record Date" under "Glossary" on page S-114 shall be deleted in its entirety and replaced with the following:

         RECORD DATE -- With respect to any Book-Entry Bonds and any payment date, the close of business on the Business Day immediately preceding such payment date. With respect to any Bonds that are not Book-Entry Bonds, the close of business on the last Business Day of the calendar month preceding such payment date.


COUNTRYWIDE SECURITIES CORPORATION

                                                             MERRILL LYNCH & CO.
                                  UNDERWRITERS